Exhibit 99.1

        Home Federal Bancorp Announces Second Quarter Earnings


    COLUMBUS, Ind.--(BUSINESS WIRE)--July 18, 2003--Home Federal Bancorp (the "Company") (Nasdaq:HOMF), the holding company of HomeFederal Bank of Columbus, Indiana (the "Bank"), today announced quarterly earnings of $2,274,000, or $0.53 basic and $0.50 diluted earnings per common share, for its second quarter ended June 30, 2003. This compared to earnings of $2,612,000, or $0.60 basic and $0.57 diluted earnings per common share, a year earlier. Year-to-date net income was $5,228,000, or $1.23 basic and $1.17 diluted earnings per common share, compared to $5,205,000, or $1.19 basic and $1.14 diluted earnings per common share, a year earlier. Diluted earnings per common share decreased $0.07 per share or 11.2% for the three-months ended June 30, 2003 compared to the three-months ended June 30, 2002. For the six-months ended June 30, 2003 diluted earnings per common share increased $0.03 per share or 2.6% compared to the same period ended June 30, 2002. The decrease in net income for the current quarter was due to a decrease in net interest income resulting from shrinking net interest margins and increases in non-interest expense due in part to increased loan refinancing activity. These increases in expenses and reductions in net interest income were to some degree offset by a large increase in the gain on sale of loans. Year to date net income was slightly higher in the current six-month period compared to the six-month period ended June 30, 2002. The reduced net interest income and increased expenses in the current period were again balanced with large increases in non-interest income primarily from the gain on sale of loans.
    Net interest income after provision for loan loss decreased by $1,017,000 to $5,418,000 for the second quarter compared to $6,435,000 for the same period one year ago. Year-to-date net interest income after provision for loan losses decreased by $1,020,000, from $12,270,000 one year ago to $11,250,000 for the six-month period ended June 30, 2003. Net interest margins continued to narrow in the current periods compared to the same periods one year ago as yields on interest earning assets have decreased faster than the cost of interest bearing liabilities. In addition the increase in non-performing assets has reduced interest income.
    The biggest impact on the Company's balance sheet and income statement has come from the record setting pace of loan refinancing, especially in the residential real estate market. For the first six-months ended June 30, 2003 the Bank originated $261.3 million residential loans in southeast Indiana, compared to $111.7 million for the first six-months ended June 30, 2002 a year ago. Almost eighty four percent of these loans were refinances of existing loans. The vast majority of these loans were made as fixed rate loans and sold in the secondary mortgage market.
    Other income for the three months ended June 30, 2003 increased $1,133,000 over the three-month period ended June 30, 2002. The increase was due primarily to gain on sale of loans as a result of the increased loan activity discussed previously. Other income for the six-month period ended June 30, 2003 was up $1,758,000 from the same period a year ago. Increases were due primarily to gain on sale of loans and increases on service charges on deposits, these were offset in part by reductions in joint venture income, and impairment charges to the originated mortgage servicing rights asset.
    The originated mortgage servicing rights asset is reviewed for impairment each quarter. This asset is created when mortgage loans are sold and the lender retains the servicing rights. The servicing rights are recognized as income at the time the loan is sold and the servicing asset is also recorded. The asset is then amortized as an expense to mortgage servicing income over the life of the loan. The impairment charge is the recognition of the change in value of mortgage servicing rights that result with changes in interest rates and loan prepayment speeds. Mortgage servicing portfolios typically decline in value as interest rates drop and increase in value as rates rise. The reason for this decline in value is as rates drop, prepayment speeds increase causing the average life of the servicing portfolio to shorten. This reduces the amount of servicing income the Bank receives over time and thus reduces the value of the servicing portfolio. If rates rise the opposite occurs, prepayments slow, the average life of the mortgage servicing portfolio lengthens, increasing the amount of servicing income the Bank receives over time thus increasing the value of the servicing portfolio. In the three-month period ended June 30, 2003 the impairment charge was $309,000 compared to the same period ending June 30, 2002 where the impairment charge was $8,000 for an increase of $301,000. For the six-month period ended June 30, 2003 the impairment charge was $500,000 compared to the same period ended June 30, 2002 where there was a recovery of prior impairments of $148,000 for a difference of $648,000. The amortization charge in the current three-month period was $339,000 compared to $219,000 for the same period a year ago further reducing loan servicing income. For the current six-month period the amortization charge was $628,000 compared to $427,000 for the same six-month period a year ago. Future impairment charges will depend on future interest rate changes, if rates continue to drop there may be more impairment charges, if they rise, previously recorded impairment charges may be recovered.
    The combined OMSR amortization costs and OMSR impairment charges reduced pre-tax net income $648,000 for the three month period ended June 30, 2003 versus $227,000 for the three months ended June 30, 2002. For the six months ended June 30, 2002 pre-tax net income was reduced $1,127,000 versus $279,000 for the same period ended
June 30, 2002 for these two items.
    Other expense for the three-month period ended June 30, 2003 increased $620,000 over the three-month period ended June 30, 2002. For the six-month period other expenses increased $744,000. Compensation expense increased due to normal salary increases, increased pension costs, and increased health insurance costs. Increased miscellaneous expenses were due to increased loan expenses, consultant fees, office supplies, and bad debt expenses.
    The return on average assets for the current year-to-date period was 1.18% annualized, while the return on average equity was 13.14%.
    Non-performing assets to total assets increased from 0.70% at June 30, 2002 to 0.78% at June 30, 2003. Non-performing loans to total gross loans increased from 0.57% to 0.74%, respectively, for the same periods. The majority of the increase came from residential one-to-four family properties and appears to be the result of a slowing economy.
    The Company's assets totaled $873,041,000 as of June 30, 2003, a decrease of $13,464,000 from December 31, 2002.
    As of June 30, 2003, shareholders' equity was $79,924,000. Based on the June 30, 2003, book value of $18.92 per common share, Home Federal Bancorp stock was trading at 128% of book value. The stock price at June 30, 2003, was $24.28.
    In February 2002, the Company announced that the Board of Directors had approved the sixth repurchase, from time to time, on the open market of up to 5% of the Company's outstanding shares of common stock, or 211,699 such shares. Home Federal has to date repurchased 140,400 shares under this plan.
    Home Federal Bancorp is a bank holding company registered with the Federal Reserve, which has been authorized by the Federal Reserve to engage in activities permissible for a financial holding company. HomeFederal Bank, its principal subsidiary, is an FDIC insured state chartered commercial bank. HomeFederal Bank was founded in 1908 and offers a wide range of consumer and commercial financial services through seventeen branch offices in southeastern Indiana and one commercial loan office in Indianapolis, Indiana.

    This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include expressions such as "expects," "intends," "believes," and "should," which are necessarily statements of belief as to the expected outcomes of future events. Actual results could materially differ from those presented. Home Federal Bancorp undertakes no obligation to release revisions to these forward-looking statements or reflect events or circumstances after the date of this release. The company's ability to predict future results involves a number of risks and uncertainties, some of which have been set forth in the company's most recent annual report on Form 10-K, which disclosures are incorporated by reference herein.



HOME FEDERAL BANCORP
CONSOLIDATED BALANCE SHEETS
(in thousands, except per share data)
(unaudited)
                                                   June 30,  Dec. 31,
                                                      2003     2002
                                                    -------- --------

ASSETS:
Cash                                                $ 34,805 $ 27,404
Interest-bearing deposits                              9,154   26,288
                                                    -------- --------
  Total cash and cash equivalents                     43,959   53,692
                                                    -------- --------

Securities available for sale at fair value
 (amortized cost $116,117 and $113,000)              117,341  114,440
Securities held to maturity
 (fair value $2,318 and $3,147)                        2,220    3,026
Loans held for sale
 (fair value $40,423 and $31,055)                     39,782   30,560
Loans receivable, net of allowance
 for loan losses of $7,284 and $7,172                613,859  628,883
Investments in joint ventures                          6,036    6,710
Federal Home Loan Bank stock                           9,965    9,965
Accrued interest receivable, net                       3,999    4,289
Premises and equipment, net                           12,970   12,973
Real estate owned                                      1,904    1,472
Prepaid expenses and other assets                      8,496    8,259
Cash surrender value of life insurance                11,115   10,841
Goodwill                                               1,395    1,395
                                                    -------- --------

   TOTAL ASSETS                                     $873,041 $886,505
                                                    ======== ========

LIABILITIES AND SHAREHOLDERS' EQUITY:
Deposits                                            $598,128 $609,358
Advances from Federal Home Loan Bank                 163,600  171,635
Senior debt                                           14,242   14,242
Other borrowings                                       3,848    1,867
Advance payments by borrowers for taxes and
 insurance                                               748      229
Accrued expenses and other liabilities                12,551   11,380
                                                    -------- --------
   Total liabilities                                 793,117  808,711
                                                    -------- --------

Shareholders' equity:
 No par preferred stock; Authorized:
  2,000,000 shares
  Issued and outstanding: None
 No par common stock; Authorized:
  15,000,000 shares
  Issued and outstanding:                             10,795    9,184
     4,224,007 shares at June 30, 2003
     4,228,859 shares at December 31, 2002
 Retained earnings, restricted                        68,753   68,156
Accumulated other comprehensive income,
 net of taxes                                           376      454
                                                    -------- --------

   Total shareholders' equity                         79,924   77,794
                                                    -------- --------

   TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY       $873,041 $886,505
                                                    ======== ========



HOME FEDERAL BANCORP
CONSOLIDATED STATEMENTS OF
 INCOME
(in thousands except
 per share data)
(unaudited)                 Three Months Ended     Six Months Ended
                                 June 30,              June 30,
                           --------------------- ---------------------
Interest income:              2003       2002       2003       2002
                           ---------- ---------- ---------- ----------
 Loans receivable         $   10,499 $   11,807 $   21,323 $   23,533
 Securities available for
  sale and held to
  maturity                       935      1,552      2,042      2,961
 Other interest income           108        111        235        266
                           ---------- ---------- ---------- ----------
Total interest income         11,542     13,470     23,600     26,760
                           ---------- ---------- ---------- ----------

Interest expense:
Deposits                       3,104      3,951      6,501      7,999
Advances from Federal Home
 Loan Bank                     2,360      2,688      4,757      5,385
Other borrowings                 210        203        432        404
                           ---------- ---------- ---------- ----------
Total interest expense         5,674      6,842     11,690     13,788
                           ---------- ---------- ---------- ----------

Net interest income            5,868      6,628     11,910     12,972
Provision for loan losses        450        193        660        702
                           ---------- ---------- ---------- ----------
Net interest income after
 provision for loan losses     5,418      6,435     11,250     12,270
                           ---------- ---------- ---------- ----------

Other income:
 Gain on sale of loans         2,155        635      4,299      1,653
 Gain (loss) on sale of
  securities                       4          -          4          2
 Income (loss) from joint
  ventures                        93        266        574        775
 Insurance, annuity
  income, other fees             403        406        833        784
 Service fees on deposit
  accounts                       705        595      1,305      1,084
 Net gain (loss) on real
  estate owned and
  repossessed assets              77         56         88        249
 Loan servicing income,
  net of impairments            (123)       238       (133)       650
 Miscellaneous                   499        484        980        995
                           ---------- ---------- ---------- ----------
Total other income             3,813      2,680      7,950      6,192
                           ---------- ---------- ---------- ----------

Other expenses:
 Compensation and employee
  benefits                     3,203      2,880      6,140      5,738
 Occupancy and equipment         748        705      1,525      1,409
 Service bureau expense          235        240        475        445
 Federal insurance premium        24         25         49         51
 Marketing                       137        148        339        285
 Miscellaneous                 1,292      1,021      2,393      2,249
                           ---------- ---------- ---------- ----------
Total other expenses           5,639      5,019     10,921     10,177
                           ---------- ---------- ---------- ----------

Income before income taxes     3,592      4,096      8,279      8,285
Income tax provision           1,318      1,484      3,051      3,080
                           ---------- ---------- ---------- ----------
Net Income                $    2,274 $    2,612 $    5,228 $    5,205
                           ========== ========== ========== ==========

Basic earnings per
 common share             $     0.53 $     0.60 $     1.23 $     1.19
Diluted earnings per
 common share             $     0.50 $     0.57 $     1.17 $     1.14

Basic weighted average
 number of shares          4,283,864  4,346,629  4,260,397  4,389,677
Dilutive weighted average
 number of shares          4,505,471  4,593,603  4,483,411  4,577,913
Dividends per share       $    0.163 $    0.150 $    0.325 $    0.300




Supplemental Data:
(unaudited)

                            Three Months Ended         Year to Date
                                 June 30,                June 30,
                              --------------          --------------
                                2003   2002             2003   2002
                              ------ -------          ------ -------
Weighted average interest
 rate earned on total
 interest-earning assets        5.70%  6.93%           5.82%  6.87%
Weighted average cost of
 total interest-bearing
 liabilities                    2.90%  3.61%           2.99%  3.64%
Interest rate spread during
 period                         2.80%  3.32%           2.83%  3.23%

Net yield on interest-earning
 assets (net interest income
 divided by average
 interest-earning
 assets on annualized basis)    2.90%  3.41%           2.94%  3.33%
Total interest income divided
 by average total assets (on
 annualized basis)              5.23%  6.33%           5.34%  6.27%
Total interest expense
 divided by average total
 assets (on annualized basis)   2.58%  3.22%           2.67%  3.26%
Net interest income divided
 by average total assets
 (on annualized basis)          2.66%  3.11%           2.70%  3.04%

Return on assets (net income
 divided by average total
 assets on annualized basis)    1.03%  1.23%           1.18%  1.22%
Return on equity (net income
 divided by average total
 equity on annualized basis)   11.30% 13.72%          13.14% 13.60%



                                 June 30,
                              --------------
                               2003   2002
                              ------ -------

Book value per share
 outstanding                  $18.92 $17.78

Nonperforming Assets:
Loans:  Non-accrual           $3,733 $2,281
        Past due 90 days
         or more                 907  1,110
        Restructured             260    374
                              --------------
Total nonperforming loans      4,900  3,765
Real estate owned, net         1,786  2,168
Other repossessed assets, net    118     71
                              --------------
Total Nonperforming Assets    $6,804 $6,004

Nonperforming assets divided
 by total assets                0.78%  0.70%
Nonperforming loans divided
 by total loans                 0.74%  0.57%

Balance in Allowance for
 Loan Losses                  $7,284 $6,451




    CONTACT: Home Federal Bancorp
             John K. Keach, Jr., 812/373-7816
             or
             Lawrence E. Welker, 812/523-7308